Exhibit 107
Calculation of Filing Fee Table

Form S-8
(Form Type)

QT Imaging Holdings, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Stock, $0.0001 par value per share	Other	595,110 (2)	$5.68(3)	$3,377,249.25	$0.00013810	$466.40
Total Offering Amounts						$3,377,249.25		$466.40
Total Fees Previously Paid								$0.00
Total Fee Offsets(4)								$0.00
Net Fee Due								$466.40

(1)
Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock, par value $0.0001 per share (“Common Stock”) of QT Imaging Holdings, Inc. (the “Registrant”) that become issuable with respect to the securities identified in the above table, by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of Common Stock.

(2)	Represents a total of 595,110 shares of Common Stock that are newly authorized for issuance under the QT Imaging Holdings, Inc. 2024 Equity Incentive Plan.
(3)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and Rule 457(h) under the Securities Act. The proposed maximum offering price per share and maximum aggregate offering price are calculated on the basis of $5.68, the average of the high and low prices of the Registrant’s Common Stock on January 30, 2026, as reported on the Nasdaq Stock Market LLC.
(4)	The Registrant does not have any fee offsets.